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                                                                  EXHIBIT 23-(3)




The Board of Directors
Sonat Exploration GOM Inc.
(formerly Zilkha Energy Company)


We consent to the incorporation by reference in the registration statement to be filed on Form S-3 by Sonat Inc. of our report dated December 8, 1997, relating to the balance sheets of Zilkha Energy Company as of December 31, 1996, and 1995, and the related statements of earnings, retained earnings and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the Form 8-K of Sonat Inc. dated April 23, 1998.

Our report refers to a change in accounting for oil and gas properties from the full cost method to the successful efforts method.

We also consent to the reference to our firm under the heading "Experts" in the prospectus.

                                                     KPMG PEAT MARWICK LLP


Houston, Texas
August 25, 1998